Prospectus Supplement No. 3	Registration No. 333-118377
to Prospectus August 31, 2004	Rule 424(b)(3) Prospectus

TOREADOR RESOURCES CORPORATION

This prospectus supplement updates, as of March 21, 2006, information about certain stockholders who may sell shares of common stock of Toreador Resources Corporation (“Toreador”) pursuant to the prospectus dated August 31, 2004, as supplemented by prospectus supplement No. 1 dated February 10, 2005 and prospectus supplement No. 2 dated November 15, 2005. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling stockholders as of March 21, 2006. This prospectus supplement should not be delivered or used without the prospectus, as previously supplemented by prospectus supplement No. 1 dated February 10, 2005 and prospectus supplement No. 2 dated November 15, 2005. All capitalized terms used in this prospectus supplement are defined in the prospectus.

NAME OF SELLING STOCKHOLDER	NUMBER OF SHARES OWNED AS OF MARCH 14, 2006	NUMBER OF SHARES REMAINING REGISTERED FOR RESALE	NUMBER OF SHARES OWNED AFTER THIS OFFERING	PERCENTAGE OF SHARES OWNED AFTER THIS OFFERING

David M. Brewer (1)	1,404,904(2)	1,266,261(3)	137,833	*

PHD Partners, LP	100,000(4)	100,000(5)	0

Herbert L. Brewer (6)	332,710(7)	235,877(8)	96,833	*

Herbert L. and Paulyne Brewer 1992 Trust	62,500(9)	62,500(9)	0

William I. Lee (10)	1,087,707(11)	250,000(12)	837,707	5.3%

Wilco Properties, Inc.	137,650(13)	68,750(14)	68,900	*

John Mark McLaughlin (15)	291,734(16)	37,500(17)	254,234	1.6%

H.R. Sanders, Jr. (18)	34,850(19)	6,250(20)	28,600	*

Rich Brand	23,600(21)	23,600(21)	0

Nigel Lovett (22)	17,800(23)	12,800(24)	5,000	*

Total	3,493,455	2,063,538	1,429,107

* Denotes less than one percent

(1)	Mr. David Brewer has been a Director of Toreador since December 31, 2001.

(2)

Includes (i) 1,266,261 shares of common stock held directly by Mr. David Brewer, (ii) 2,600 shares of restricted common stock held directly by Mr. David Brewer, (iii) 10,000 shares of common stock held by a profit sharing plan for Mr. David Brewer, (iv) 45,733 shares held directly by JD Associates, an investment joint venture formed by Messrs. David Brewer and Griesedieck, (v) 74,500 shares of common stock with respect to which Mr. David Brewer has the right to acquire upon exercise of options within 60 days of March 21, 2006 and (vi) 5,000 shares of common stock held directly by Mr. Griesedieck’s children, for which he has sole voting and dispositive power pursuant to the Uniform Gifts to Minors Act.

(3)	Consists of 1,266,261 shares of common stock held directly by Mr. David Brewer.

(4)

Consists of 100,000 shares of common stock issuable upon conversion of the Second Amended and Restated Convertible Debenture issued by Madison Oil Company to PHD Partners, LP. PHD Partners, LP is a partnership indirectly controlled by Mr. David Brewer, as the sole stockholder of the sole general partner of the partnership.

(5)	Consists of 100,000 shares of common stock issuable upon conversion of the Second Amended and Restated Convertible Debenture issued by Madison Oil Company to PHD Partners, LP.

(6)	Mr. Herbert Brewer has been a Director of Toreador since December 31, 2001.

(7)

Consists of (i) 222,610 shares of common stock held directly by Mr. Herbert Brewer, (ii) 2,600 shares of restricted common stock held directly by Mr. Herbert Brewer, (iii) 45,000 shares of common stock with respect to which Mr. Herbert Brewer has the right to acquire upon the exercise of options within 60 days of March 21, 2006, and (iv) 62,500 shares of common stock which may be acquired by Mr. Herbert Brewer upon conversion of the Series A-1 Convertible Preferred Stock.

(8)

Consists of (i) 173,377 shares of common stock held directly by Mr. Brewer, and (ii) 62,500 shares of common stock which may be acquired by Mr. Herbert Brewer upon conversion of the Series A-1 Convertible Preferred Stock.

(9)

Consists of 62,500 shares of common stock which may be acquired upon conversion of the Series A-1 Convertible Preferred Stock. Mr. Herbert Brewer is the trustee of the Herbert L. and Paulyne Brewer 1992 Trust.

(10)	Mr. Lee has been a Director of Toreador since 1998.

(11)

Consists of (i) the 820,107 shares owned directly by Mr. Lee, (ii) 2,600 shares of restricted common stock held directly by Mr. Lee, (iii) 250,000 shares of common stock issuable to Mr. Lee upon conversion of the Series A-1 Convertible Preferred Stock, and (iv) 15,000 shares of common stock which Mr. Lee has the right to acquire upon the exercise of options within 60 days of March 21, 2006.

(12)	Consists of 250,000 shares of common stock issuable to Mr. Lee upon conversion of the Series A-1 Convertible Preferred Stock.

(13)

Consists of (i) 68,900 shares of common stock owned directly by Wilco and (ii) 68,750 shares of common stock issuable to Wilco upon conversion of the Series A-1 Convertible Preferred Stock. Mr. Lee is the majority shareholder and Chairman of the Board of Wilco.

(14)	Consists of 68,750 shares of common stock issuable to Wilco upon conversion of the Series A-1 Convertible Preferred Stock.

(15)	Mr. McLaughlin has been a Director of Toreador since 1976 and has been Chairman of the Board of Directors since April 1997.

(16)

Includes (i) 174,134 shares of common stock held directly by Mr. McLaughlin, (ii) 2,600 shares of restricted common stock held directly by Mr. McLaughlin, and (iii) 115,000 shares of common stock that Mr. McLaughlin has the right to acquire upon the exercise of options within 60 days of March 21, 2006.

(17)	Consists of 37,500 shares received upon conversion of 6,000 shares of Series A-1 Convertible Preferred Stock.

(18)	Mr. Sanders has been a Director of Toreador since July 11, 2001.

(19)

Includes (i) 1,000 shares of common stock held directly by Mr. Sanders, (ii) 2,600 shares of restricted common stock held directly by Mr. Sanders, (iii) 25,000 shares of common stock that Mr. Sanders has the right to acquire upon the exercise of options within 60 days of March 21, 2006, and (iii) 6,250 shares of common stock issuable upon the conversion of shares of Series A-1 Convertible Preferred Stock.

(20)	Consists of 6,250 shares of common stock issuable upon the conversion of Series A-1 Convertible Preferred Stock.

(21)

Consists of 23,600 shares of common stock issuable upon exercise of warrants. Mr. Brand represented to the Company that he acquired the shares of common stock to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(22)	Mr. Nigel Lovett has been a director of Toreador since January 30, 2006.

(23)

Consists of 12,800 shares of common stock issuable upon exercise of warrants and 5,000 shares held directly by Mr. Lovett. Mr. Lovett is an affiliate of RP&C International (Securities), Inc., a registered broker-dealer. Mr. Lovett represented to the Company that he acquired the shares of common stock to be sold pursuant to this prospectus in the ordinary course of business, and at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(24)	Consists of 12,800 shares of common stock issuable upon exercise of warrants.

The date of this prospectus supplement is March 21, 2006

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